EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

727 Fifth Avenue	Contact:
New York, New York 10022	Carson Glover
(212) 277-5917
carson.glover@tiffany.com

Tiffany Names Philippe Galtié
Senior Vice President - International

New York, NY July 8, 2015 - Tiffany & Co. (NYSE: TIF) has announced the appointment of Philippe Galtié to the position of Senior Vice President - International, effective August 17th.

Frédéric Cumenal, Chief Executive Officer of Tiffany & Co., said, “In addition to directing all of the sales channels for the EMEA, Greater China, Asia-Pacific and Japan regions, Philippe also brings to Tiffany & Co. a seasoned understanding of the global retail landscape.” Adding, “This knowledge will have a significant impact on the oversight and management of our store design and strategic planning teams.”

Mr. Galtié, 54, began his career with a range of general management and global marketing roles at Moët-Hennessy, Mars Inc., Eridania Beghin Say and the Nestlé Group. For the past 15 years Mr. Galtié held positions at Cartier, where he served as country head or other senior positions throughout Japan, Greater China and the Asia Pacific regions. Most recently, Mr. Galtié held the post of Cartier’s International Retail Director.

Tiffany is the internationally-renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

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